FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS RESULTS
FOR THE YEAR AND FOURTH QUARTER ENDED DECEMBER 31, 2005

COLUMBUS, Ohio – March 21, 2006 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the year and fourth quarter ended December 31, 2005.

Net income for the year ended December 31, 2005 was $6,286,000, or $.63 per basic and $.60 per diluted share, compared with $5,135,000, or $.53 per basic and $ .52 per diluted share, for the year ended December 31, 2004. Included in 2004 income was a one-time benefit of $1,425,000, or $.15 per basic and diluted share, resulting from the Company eliminating its valuation reserve related to its net operating loss (NOL) carryforward Total net sales for 2005 were $130,543,000, compared with $111,845,000 for 2004. Product sales for 2005 increased 20% to $124,910,000 from $103,734,000 for 2004, primarily due to increased product demand and new business and from the August, 2005 acquisition of our Cincinnati operation. Tooling sales totaled $5,633,000 for 2005 versus $8,111,000 in 2004. Revenue from tooling is sporadic in nature and does not represent a recurring trend.

Total net sales for the fourth quarter were $32,753,000, compared with $35,070,000 in the same quarter of 2004. Product sales totaled $31,647,000 up 11% from $28,415,000 for the fourth quarter 2004. The entire increase in fourth quarter 2005 product sales was due to the sales recorded by our Cincinnati operation. Excluding the effect of the Cincinnati operation, product sales decreased 8.5% or $2,437,000 from the same period in 2004 due to Yamaha’s decision to move some of its business to alternative suppliers as previously reported and temporary softening of truck demand. Tooling sales for the fourth quarter 2005 were $1,106,000, compared with $6,655,000 in the same quarter of 2004. Revenue from tooling is sporadic in nature and does not represent a recurring trend.

Net income for the quarter ended December 31, 2005 was $1,084,000, or $.11 per basic and $.10 per diluted share, compared with $2,802,000, or $.29 per basic and diluted share, in the fourth quarter of 2004. As noted above, 2004 results included a one-time benefit of $1,425,000, or $.15 per basic and diluted share, resulting from the Company eliminating its valuation reserve related to its net operating loss (NOL) carryforward. Comparative fourth quarter 2005 earnings were also adversely impacted by lower product sales (excluding the effect of the Cincinnati acquisition) and by lower tooling sales, which are sporadic in nature. The Cincinnati operation acquired on August 1, 2005 was profitable, but it has not yet achieved margins consistent with the Company’s other operations. Turnaround efforts at the Cincinnati operation will continue throughout 2006 to improve operating results.

“For the year as a whole, we are pleased with the operational improvements we have made; the growth in the markets we serve; and our success in obtaining new business opportunities as reflected by the recently reported expansion efforts at our Columbus operation. 2005 was a record year for us in regard to revenue and net income and reflects the hard work and dedication of our employees to better meet the needs of our customers while focusing on results,” said James L. Simonton, president and chief executive officer. “Our improved operating profitability in 2005 was primarily driven by improved production efficiencies and increased sales volume partially offset by higher raw material and energy costs.”

Simonton continued, “Looking forward, we remain focused on customer needs, operational results, profitable growth and diversification efforts to balance the cyclical nature of the heavy and medium-duty truck market.” Industry analysts anticipate stricter federal standards on diesel engines to increase heavy and medium-duty truck orders in 2006 and dampen demand in 2007. “Although we have experience in managing the cyclical nature of this market, we intend to keep our strategic focus on long-term profitable growth by becoming a more diversified molding company serving customers various molding needs across broader markets.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT) resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus, Cincinnati, Ohio, Gaffney, South Carolina, and Matamoros, Mexico.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon four major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; and management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures.

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SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
	(Unaudited)		(Unaudited)
Product Sales	$31,647	$28,415	$124,910	$103,734
Tooling Sales	1,106	6,655	5,633	8,111

Net Sales	32,753	35,070	130,543	111,845
Cost of Sales	27,899	30,183	107,060	94,536

Gross Margin	4,854	4,887	23,483	17,309
Selling, General and Admin. Expense	3,502	2,707	13,089	10,737

Operating Income	1,352	2,180	10,394	6,572
Interest Expense – Net	70	188	_ 525	_ 866

Income before Taxes	1,282	1,992	9,869	5,706
Income Tax Expense	198	(810)	3,583	571

Net Income	$1,084	$2,802	$6,286	$5,135

Net Income per Common Share
Basic	$0.11	$0.29	$0.63	$0.53

Diluted	$0.10	$0.29	$0.60	$0.52

Weighted Average Shares Outstanding:
Basic	10,022	9,779	9,913	9,779

Diluted	10,529	9,821	10,413	9,821

Condensed Balance Sheet
(in thousands)

	As of	As of
	12/31/05	12/31/04
	(Unaudited)
Assets

Cash	$9,414	$5,358
Accounts Receivable	22,279	18,430
Inventories	7,295	6,544
Other Current Assets	3,914	4,866
Property, Plant & Equipment – net	23,670	22,730
Deferred Tax Asset – net	6,164	9,362
Other assets	1,485	1,670
Total Assets	$74,221	$68,960

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$1,776	$1,736
Current Portion of Graduated lease payments and deferred gain	567	683
Accounts Payable	10,224	14,055
Accrued Liabilities and Other	7,483	5,195
Long-term Debt	9,595	11,371
Interest Rate Swap	101	475
Deferred Long-term Gain and Graduated Lease Payments	567	1,134
Post Retirement Benefits Liability	9,767	8,035
Stockholders’ Equity	34,141	26,276
Total Liabilities and Stockholders’ Equity	$74,221	$68,960